Exhibit 10.1

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (the “Amendment”) is dated and effective as of the March 4, 2022 (the “Amendment Effective Date”), by and between Indonesia Energy Corporation Limited, a Cayman Islands exempted company (the “Company”) and L1 Capital Global Opportunities Master Fund, Ltd., a Cayman Islands limited company, or registered assigns (the “Holder”).

RECITALS

WHEREAS, the Company and the Holder entered into and executed that certain Securities Purchase Agreement, dated as of January 21, 2022 (such Securities Purchase Agreement, together with all renewals, extensions, future advances, further amendments, modifications, substitutions, or replacements thereof, collectively referred to as the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, the Company executed and delivered to Holder a Senior Convertible Promissory Note, dated as of January 21, 2022, in an aggregate principal amount of up to Seven Million and No/100 Dollars ($7,000,000) (the “Original Note”); and

WHEREAS, in connection with the Purchase Agreement and the Original Note the Company and its Subsidiaries executed and delivered to Holder various ancillary documents referred to in the Purchase Agreement (the “Transaction Documents”); and

WHEREAS, the Company desires and has requested, and Holder is amenable to amending and restating the Original Note, by accepting in replacement thereof that certain Amended and Restated Senior Convertible Note, dated as of the date hereof, in an aggregate principal amount of up to Ten Million and No/100 Dollars ($10,000,000), in the form attached hereto as Exhibit A (the “Replacement Note”) provided that the Company shall have executed this Amendment.

NOW, THEREFORE, pursuant to Section 11.9 of the Purchase Agreement, and in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree to amend the Purchase Agreement and the Original Note as follows:

1. Recitals. The recitations set forth in the preamble of this Amendment are true and correct and incorporated herein by this reference as operative provisions of this Amendment. Without limiting the generality of the foregoing, as of the Amendment Effective Date, the Original Note shall be replaced in its entirety by the Replacement Note.

2. Capitalized Terms. All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Purchase Agreement or the Replacement Note, except as otherwise specifically set forth herein. For the avoidance of doubt, it is acknowledged that the Holder was the only Investor party to the Purchase Agreement, and therefore references herein to “Investor” and “Requisite Holders” shall mean the Holder.

3. Conflicts. In the event of any conflict or ambiguity by and between the terms and provisions of this Amendment and the terms and provisions of the Purchase Agreement, the terms and provisions of this Amendment shall control, but only to the extent of any such conflict or ambiguity.

4. Amendments to Purchase Agreement.

(a)	Section 1 of the Purchase Agreement is hereby amended by deleting the definition of “Conversion Shares” and replacing the same with the following:

“Conversion Shares” means the Ordinary Shares issuable upon the full or any partial conversion of the Note (it being agreed, however, that for purposes of the Investor’s registration rights only as provided for herein, the term Conversion Shares shall assume conversion or repayment of the Notes in Ordinary Shares at the Floor Price)”.

(b)	Section 1 of the Purchase Agreement is hereby amended by deleting the definition of “Funding Amount” and replacing such definition with the following:

“Funding Amount” shall mean, in respect of any Investor, the amount funded by such Investor in respect of its Note, and in the aggregate an amount equal to no greater than Nine Million Four Hundred Thousand Dollars ($9,400,000).

(c)	Section 2.1 of the Purchase Agreement is amended to add the following sentence at the end of such Section:

“For the avoidance of doubt, the definition of “Note” and “Notes” shall include any promissory note or other instrument issued in replacement of a Note and accepted by the Holder in its sole discretion.”

(d)	Section 5.10 of the Purchase Agreement is hereby amended to add the following sentence at the end of such Section:

“The Company hereby covenants and agrees not to issue or sell any Ordinary Shares and/or Ordinary Share Equivalents (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company), without the prior written consent of the Requisite Holders during the period beginning on March 2, 2022 and ending at end of trading on the day that is seven (7) Trading Days following the effective date of the initial Registration Statement required to be filed pursuant to Section 9.1(a) hereof (the “Initial Registration Statement” and such negative covenant, the “Registration Company Lock-Up); provided, however, that the Registration Company Lock-Up shall not (i) be applicable or binding should the Company desire to issue or sell Ordinary Shares and/or Ordinary Share Equivalents during such period of the Registration Company Lock-Up in the event that the then current market price of the Ordinary Shares is in excess of $9.00 per share and the average trading volume of the Ordinary Shares is in excess of 500,000 Ordinary Shares per day for the five (5) Trading Days prior to the proposed date of issuance and (ii) be applicable to any issuance of Exempted Securities.”

(e)	The first sentence of Section 9.1(a) of the Purchase Agreement is hereby deleted and replaced with the following sentence”

“Promptly, but in any event no later than March 9, 2022, the Company shall prepare and file with the SEC a Registration Statement covering the resale of all of the Investor Shares.”

5. Representations and Warranties. The Company hereby confirms and affirms that all representations and warranties made by the Company under the Purchase Agreement and all other Transaction Documents are true, correct and complete in all material respects as of the date of the Purchase Agreement, and hereby confirms and affirms that all such representations and warranties remain true, correct and complete in all material respects as of the date of this Amendment, and by this reference, the Company does hereby re-make each and every one of such representations and warranties herein as of the date of this Amendment, as if each and every one of such representations and warranties was set forth and re-made in its entirety in this Amendment by the Company, as same may be qualified by revised disclosure schedules attached to this Amendment, if any (if no revised disclosures are attached to this Amendment, then no such revised disclosure schedules shall be deemed to exist or to qualify any of the representations and warranties hereby re-made).

6. Affirmation. The Company hereby affirms all of its obligations to the Holder under all of the Transaction Documents and agrees and affirms as follows: (i) that as of the date hereof, the Company has performed, satisfied and complied in all material respects with all the covenants, agreements and conditions under each of the Transaction Documents to be performed, satisfied or complied with by the Company; (ii) that the Company shall continue to perform each and every covenant, agreement and condition set forth in each of the Transaction Documents and this Amendment, and continue to be bound by each and all of the terms and provisions thereof and hereof; (iii) that as of the date hereof, no default or Event of Default has occurred or is continuing under the Purchase Agreement or any other Transaction Document, and no event has occurred that, with the passage of time, the giving of notice, or both, would constitute a default or an Event of Default under the Purchase Agreement or any other Transaction Document; and (iv) that as of the date hereof, no event, fact, or other set of circumstances has occurred which could reasonably be expected to have, cause, or result in a Material Adverse Effect.

7. Ratification. The Company hereby acknowledges, represents, warrants and confirms to Holder that: (i) each of the Transaction Documents executed by the Company is a valid and binding obligations of the Company and its Subsidiaries, enforceable against the Company and its Subsidiaries in accordance with their respective terms; (ii) the Replacement Note, and all other obligations of the Company under the Purchase Agreement, all other Transaction Documents and this Amendment, shall be and continue to be and remain guaranteed by the Guarantee; and (iii) no oral representations, statements, or inducements have been made by Holder, or any agent or representative of Holder, with respect to the Purchase Agreement, this Amendment, the Replacement Note or any other Transaction Document.

8. Holder’s Conduct. As of the date of this Amendment, the Company hereby acknowledges and admits that there are no other promises, obligations, understandings or agreements with respect to the Purchase Agreement or the other Transaction Documents, except as expressly set forth in this Amendment, the Replacement Note, the Purchase Agreement and the other Transaction Documents.

9. Redefined Terms. The term “Transaction Documents,” as defined in the Purchase Agreement and as used in this Amendment, shall be deemed to refer to and include the Replacement Note, this Amendment, and all other documents or instruments executed in connection with this Amendment and the execution and delivery of the Replacement Note.

10. Authority and Approval of Agreement; Binding Effect. The Company hereby represents and warrants to the Holder that (a) the execution and delivery by the Company of this Amendment, the Replacement Note, and all other documents executed and delivered in connection herewith and therewith, and the performance by Company of all of its obligations hereunder and thereunder, have been duly and validly authorized and approved by the Company and its board of directors, managers, members, shareholders, and other Persons pursuant to all applicable laws, and no other corporate or company action or consent on the part of the Company or its board of directors, stockholders, members, managers, or any other Person, is necessary or required by the Company to execute this Amendment, the Replacement Note, and the documents executed and delivered in connection herewith and therewith, to consummate the transactions contemplated herein and therein, or perform all of the Company’s obligations hereunder and thereunder and (b) this Amendment, the Replacement Note, and each of the documents executed and delivered in connection herewith and therewith have been duly and validly executed by the Company (and the Person executing this Amendment, the Replacement Note, and all such other documents for the Company is duly authorized to act and execute same on behalf of Company) and constitute the valid and legally binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

11. Effect on Agreement and Transaction Documents. Except as expressly amended by this Amendment, all of the terms and provisions of the Purchase Agreement and the Transaction Documents shall remain and continue in full force and effect after the execution of this Amendment, are hereby ratified and confirmed, and incorporated herein by this reference.

12. No Waiver. Neither this Amendment, nor shall Holder’s agreement to purchase the Replacement Note, be deemed or construed in any manner as a waiver by the Holder of any claims, Proceedings, defaults, Events of Default, breaches or misrepresentations by the Company under the Purchase Agreement, any other Transaction Documents, or any of Holder’s rights or remedies in connection therewith.

13. Execution. This Amendment may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Amendment. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf’ signature page was an original thereof.

14. Document Review and Legal Fees. The Company agrees to pay to the Holder or its counsel a legal fee equal to Nine Thousand Dollars ($9,000.00) for the preparation, negotiation and execution of this Amendment and all other documents in connection herewith, which shall be due and payable by the Company upon mutual execution of this Amendment.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

The Company:

Indonesia Energy Corporation Limited,
a Cayman Islands exempted company

By:	/s/ James J. Huang
Name:	James J. Huang
Title:	Chief Investment Officer

The Holder:

L1 Capital Global Opportunities Master Fund, Ltd.,
a Cayman Islands limited company

By:	/s/ David Feldman
Name:	David Feldman
Title:	Portfolio Manager

EXHIBIT A

Form of Amended and Restated Senior Convertible Note

[attached hereto]